EXHIBIT 10.21

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 28th day of April, 2005 by and between Rebecca C. Matthias, a resident of Pennsylvania (the “Employee”), and Mothers Work, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

W I T N E S S E T H

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated July 14, 1994 and an Amendment Agreement, dated March 14, 2003, pursuant to which the Employee serves as the President and Chief Operating Officer of the Company (collectively, the “Existing Employment Agreement”); and

WHEREAS, the Company has determined it is essential to the business of the Company to provide for the continued employment of the Employee and Dan W. Matthias and certain prohibitions against competition following their termination of that employment under certain circumstances; and

WHEREAS, Section 17 of the Existing Employment Agreement provides that the Company and the Employee may amend the Existing Employment Agreement by mutual agreement in writing; and

WHEREAS, the Company and the Employee desire to amend and restate the Existing Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.                                       Employment and Term.  The Company will continue to employ Employee and Employee hereby accepts continued employment with the Company, as President and Chief Operating Officer (her “Position”) on the terms herein described for the period beginning on the date hereof and continuing until terminated by either party (such period of Employee’s employment is herein referred to as the “Term”).

2.                                       Duties.  During her employment by the Company, except for vacations in accordance with Schedule A hereto, absences due to temporary illness or as otherwise provided below in Section 3, Employee shall use her best efforts to serve the Company faithfully and shall devote her full time, attention, skill and efforts to the performance of the duties required by or appropriate for her Position.  Employee agrees to assume such duties and responsibilities as may be customarily incident to the Position, and as may be reasonably assigned to Employee from time to time by the Board of Directors of the Company (consistent with the Company’s Bylaws and with the level of responsibility appropriate to the Position).

3.                                       Other Business Activities.  During her employment by the Company, Employee will not, directly or indirectly, engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, or (iv) other activities specifically authorized by the Compensation Committee of the Company’s Board of Directors; provided, however, that any of the foregoing exceptions do not: (x) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, or (y) create a conflict of interest with Employee’s responsibilities to the Company.  For avoidance of doubt, incidental use of Company facilities (such as telephone or email systems) in furtherance of activities authorized under this paragraph will not constitute an interference with Employee’s obligations to the Company.

4.                                       Director.  During the term off her employment, the Company shall nominate the Employee for election to the Company’s Board of Directors and shall use its best efforts to elect Employee to such position.

5.                                       Compensation.  The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee’s covenant not to compete as provided for in Section 8 hereof:

5.1.                              Base Salary.  The Company shall pay Employee an initial base salary at the annual rate of $491,727 (as the same may hereafter be increased pursuant to the terms of this section, the “Base Salary”).  The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company or which are requested to be withheld by Employee, and which shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect.  The Base Salary shall be increased at the start of each fiscal year of the Company, as determined by the Compensation Committee of the Company’s Board of Directors, but in no event shall such increase be less than the corresponding increase in the Revised Consumer Price Index for All Items for the 1994 Base Year (the “Index”), as published by the U.S.  Department of Labor, Bureau of Labor Statistics.  If the Index is changed so that a base period other than 1994 is used, the Index used herein shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics.  If the Index is not published, is discontinued or is otherwise revised during the Term, such other index or calculation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had continued to be published in the same form and manner as it was prior to it being replaced.

5.2.                              Cash Bonus.  On such date as bonuses are paid to other senior executives of the Company, the Company shall pay Employee a bonus for each year throughout the Term (the “Cash Bonus”) equal to an amount of between 0% and 100% of Employee’s Base Salary, with a target of 50%.  The actual bonus amount paid, if any, is based upon the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals approved by the Company’s Board of Directors or its Compensation Committee.

5.3.                              Options.  Each year throughout the Term, the Company shall issue to Employee, as additional compensation (the “Option Compensation”), within thirty (30) days following the date on which the Company releases final earnings for the preceding fiscal year (such date hereinafter referred to as the “Earnings Release Date”), an option to purchase that number of shares of Common Stock of the Company, $.01 par value per share (the “Common Stock”) equal to an amount of between zero and 60,000 with a target of 45,000 (the actual number of shares subject to the option granted, if any, will be based on the Company’s achievement in the applicable fiscal year of corporate and/or individual performance goals approved by the Company’s Board of Directors or its Compensation Committee) (the “Options”), which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock.  Such Options shall be exercisable at the closing price of the Common Stock as reported by NASDAQ on the date of grant and shall vest immediately.

6.                                       Benefits and Expenses.  In addition to those benefits provided to similarly situated employees of the Company, Employee shall be entitled to those employee benefits as set forth on Schedule A hereto, such benefits to include, but not limited to: an automobile; vacation; health, major medical and hospitalization insurance; disability insurance; life insurance; expense reimbursement and participation in the Company’s 401(k) plan (“Benefits”).

7.                                       Confidentiality.  Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Business of the Company.  As a result, both during the Term and thereafter, Employee shall not, without prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for her own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Proprietary Information”) revealed, obtained or developed in the course of her employment with the Company.  Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

8.                                       Covenant not to Compete.  Unless Employee’s employment with the Company is terminated by Employee for Good Reason (pursuant to Section 9.4) or upon a Change in Control (pursuant to Section 9.6), the Employee shall not, during the Term and for a period ending two (2) years after both Employee and Dan W. Matthias shall have terminated their employment with the Company (the “Restricted Period”), do any of the following directly or indirectly without the prior written consent of the Company:

8.1.                              engage or participate in the Prohibited Business (as defined below) as determined at the termination of Employee’s employment hereunder;

8.2.                              become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any Prohibited Business as determined at the termination of Employee’s employment hereunder.  Notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 8.1 hereof;

8.3.                              solicit or call on, either directly or indirectly, any supplier with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder;

8.4.                              influence or attempt to influence any supplier or potential supplier of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

8.5.                              influence or attempt to influence any person to either (i) terminate or modify her employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder.

The term “Prohibited Business” shall mean both (i) the manufacturer, marketing and/or sale of maternity clothing, and (ii) any other specialty apparel retail niche market in which the Company is conducting or currently implementing plans to conduct its vertically integrated operating strategy (it being agreed that the scope of any such niche market will be made by reference to the relevant characteristics upon which such specific market is defined (e.g. identifiable target customer base, price point, fashion point-of-view, styling and retail distribution locations)).

9.                                       Termination.  Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 9.  Upon termination, Employee shall be entitled only to such compensation and benefits as described in the applicable subsection of this Section 9.

9.1.                              Termination by Death.  In the event that Employee dies during the Term, Employee’s employment hereunder shall be terminated thereby and the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to the accrued and unpaid portion of her Base Salary, Benefits, Cash Bonus and Option Compensation (“Cash Bonus” and “Option Compensation” collectively, the “Bonuses”) through the end of the month in which she dies, in addition to the Severance Pay (as defined herein).  All outstanding options shall become immediately vested and exercisable.  For purposes of this Agreement, accrued but unpaid Cash Bonuses and Option Compensation means any Bonuses payable with respect to a year ending prior to the date of termination, as well as a pro-rata portion of any Bonuses that would have been paid for the year of termination, but for that termination.  Except as otherwise provided herein, the amount of such Bonuses will be determined and paid in the same manner and as of the same date that Bonuses would otherwise have been determined and paid for the applicable year, but for the termination (the “Customary Payment Date”) and will be pro-rated, as applicable, based on the number of full and partial months of the year transpired prior to the date of termination.  However, notwithstanding the foregoing and except as otherwise provided herein, accrued but unpaid Option Compensation payable by virtue of a termination of employment will be paid in the form of a cash lump sum (in lieu of an actual stock option grant): (i) in the case of Option Compensation payable in respect of a completed fiscal year, on the Customary Payment Date in an amount equal to the product of (A) the number of shares that would have been subject to the stock option that otherwise would have been granted in respect of that Option Compensation, but for the termination, multiplied by (B) the excess, if any, of (I) the Fair Market Value (as defined in the Company’ Amended and Restated Stock Option Plan) as of the date of termination over (II) the Fair Market Value on the first trading day following the Earnings Release Date at the beginning of the fiscal year for which the Option Compensation is being paid; and (ii) in the case of Option Compensation payable in respect of the year of termination, within fifteen (15) days following the date of termination in an amount equal to the product of (A) forty-five thousand (45,000), pro-rated, based on the number of full and partial months of the fiscal year transpired prior to the date of termination, multiplied by (B) the excess, if any, of (I) the Fair Market Value as of the date of termination over (II) the Fair Market Value on the first trading day following the Earnings Release Date at the beginning of the fiscal year for which the Option Compensation is being paid (or the first trading day following the Earnings Release Date at the beginning of the prior fiscal year if no Earnings Release Date has yet occurred in the fiscal year of termination).  Except as specifically set forth in this Section 9.1, the Company shall have no liability or obligation hereunder to Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through her by reason of Employee’s death, except that Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which she is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

9.2.                              Termination for Cause.

(a)                                  The Company may terminate Employee’s employment hereunder at any time for “cause” upon forty-five (45) days prior written notice to Employee.  For purposes of this Agreement, “cause” shall mean: (i) any material breach by Employee of any of her material obligations under Sections 7 or 8 of this Agreement or (ii) other conduct of Employee involving any type of material disloyalty to the Company or willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of her employment or conviction of a felony.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.2(a), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Bonuses.  All Base Salary, Benefits and Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options which remain unvested shall be automatically canceled and declared null and void.  Except as specifically set forth in this Section 9.2, the Company shall have no liability or obligation hereunder by reason of such termination.

(c)                                  At least thirty (30) days prior to the termination of Employee’s employment hereunder pursuant to any clause of Section 9.2(a), the Board of Directors of the Company shall hold a meeting at which Employee shall be given the opportunity to be heard with respect to such termination and, to the extent remediable, a reasonable opportunity to remedy the objectionable behavior.

9.3.                              Termination Without Cause.

(a)                                  The Company may terminate Employee’s employment hereunder at any time, for any reason, without cause, effective upon the date designated by the Company upon ninety (90) days written notice to Employee.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Bonuses plus the Severance Pay (as defined herein); provided, that the amount of any Option Compensation will be determined in accordance with this Section 9.3(b).  Subject to Section 9.6, any accrued but unpaid Option Compensation payable by virtue of a termination pursuant to this Section 9.3 or Section 9.4 will be paid in the form of a cash lump sum (in lieu of an actual stock option grant) in an amount equal to the estimated fair value (pro-rated, as applicable) of the stock option that otherwise would have been granted in respect of that Option Compensation, but for the termination.  Such estimated fair value will be determined by the Company’s independent auditor: (i) in the case of Option Compensation payable in respect of a completed fiscal year, as of the applicable Customary Payment Date using the Black-Scholes model and the following assumptions: (A) option exercise price equal to the Fair Market Value as of the Customary Payment Date, (B) remaining option duration equal to eight years, (C) risk-free rate of return equal to the yield to maturity as of the Customary Payment Date of non-callable ten year U.S. Treasury Notes with a remaining term of eight years, (D) volatility equal to the standard deviation of the daily change in the Fair Market Value for the eight year period immediately preceding the Customary Payment Date, and (E) a dividend yield equal to the sum of the dividends per share paid on Common Stock in the twelve month period immediately preceding the Customary Payment Date, divided by the Fair Market Value as of the Customary Payment Date; and (ii) in the case of Option Compensation payable in respect of the year of termination, as of the date of termination using the Black-Scholes model and the same assumptions as those set forth above except that: (A) the option exercise price is equal to the Fair Market Value as of the date of termination, and (B) the number of shares subject to the option is forty-five thousand (45,000) pro-rated, based on the number of full and partial months of the fiscal year transpired prior to the date of termination.  Except as specifically set forth herein, all Base Salary, Benefits and Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options shall become immediately vested and exercisable.

(c)                                  For the purposes of this Agreement, the term “Severance Pay” shall mean a lump sum in cash to be paid by the Corporation to the Employee within fifteen (15) days after the effective date of the event giving rise to such payment (the “Severance Event”) in an amount equal to (i) the Employee’s Base Salary, computed based on the Base Salary in effect on the date of the Severance Event, which would have been payable for the thirty-six (36) month period commencing on such termination, (ii) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and (iii) the maximum amount of Bonuses and Benefits that would have been payable or otherwise made available for the thirty-six (36) month period commencing on such termination.  For this purpose, the maximum amount of the Option Compensation that would have been made available to

Employee during the thirty-six (36) month period commencing on such termination will be deemed to be the estimated fair value of an option to purchase 180,000 shares of Common Stock, determined by the Company’s independent auditor as of the date of termination using the Black-Scholes model and the following assumptions: (A) option exercise price equal to the Fair Market Value on the date of termination, (B) remaining option duration equal to eight years, (C) risk-free rate of return equal to the yield to maturity as of the date of termination of non-callable ten year U.S. Treasury Notes with a remaining term of eight years, (D) volatility equal to the standard deviation of the daily change in the Fair Market Value for the eight year period immediately preceding the date of termination, and (E) a dividend yield equal to the sum of the dividends per share paid on Common Stock in the twelve month period immediately preceding the date of termination, divided by the Fair Market Value as of the date of termination.

9.4.                              Termination for Good Reason.

(a)                                  Employee may terminate Employee’s employment hereunder for “Good Reason” effective upon the date designated by Employee in a written notice of the termination of her employment hereunder pursuant to this Section 9.4(a).  “Good Reason” means any of the following, without Employee’s prior consent: (i) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with Employee’s Position); (ii) a reduction in Base Salary or Cash Bonus opportunity (described in Section 5); or (iii) a requirement that Employee relocate her current place of residence.  However, none of the foregoing events or conditions will constitute Good Reason unless Employee provides the Company with written objection to the event or condition within 90 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 15 days of receiving that written objection, and Employee resigns her employment within 30 days following the expiration of that cure period.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.4(a) hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Bonuses; provided, however, that any accrued and unpaid Option Compensation to be paid will be determined in accordance with Section 9.3(b).  In addition, Employee shall be entitled to the Severance Pay defined in Section 9.3 (c) herein.  Except as specifically set forth in this Section 9.4(b), all Base Salary, Benefits and Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options shall become immediately vested and exercisable.

9.5.                              Termination Without Good Reason.

(a)                                  Employee may terminate Employee’s employment hereunder at any time, for any reason, with or without Good Reason, effective upon the date designated by Employee upon ninety (90) days written notice of the termination of her employment hereunder.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.5(a) hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Bonuses.  Except as specifically set forth in this Section 95(b), all Base Salary, Benefits and Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee.  All outstanding options which remain unvested shall be automatically canceled and declared null and void.  Except as specifically set forth in this Section 9.5, neither the Company nor the Employee shall have any liability or obligation hereunder by reason of such termination.

9.6.                              Change in Control.

(a)                                  If there is a Change in Control during the Term, Employee may elect at any time after such event to terminate Employee’s employment hereunder upon fifteen (15) days prior written notice.

(b)                                 For purposes of this Agreement, a “Change in Control” shall have occurred if any of the following events shall occur:

(i)                                     the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Company, in one transaction or a series of related transactions, of more than thirty-five percent (35%) of the voting power represented by the then outstanding stock of the Company to one or more Persons, other than any such sales, transfers, assignments or other dispositions by such stockholders to their respective Affiliates.  For the purposes of this Agreement, (1) “Affiliate” means, with respect to any stockholder of the Company, (x) any Person directly or indirectly controlling, controlled by or under common control with such stockholder or (y) any officer, director or general partner of such stockholder; and (2) “Person” means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity, association or group of associated persons acting in concert (except that such term shall not include employees of the Company, Dan W. Matthias and/or Rebecca C. Matthias);

(ii)                                  the Corporation sells all or substantially all of its assets to any other Person in any sale or series of related sales (other than a transaction to which only the Company and one or more of its subsidiaries are parties); or

(iii)                               any Person becomes a direct or indirect beneficial owner of shares of stock of the Corporation representing an aggregate of 35% or more of the votes then entitled to be cast at an election of directors of the Corporation (unless a voting agreement remains in effect in respect of a greater than 51% of such shares).

(c)                                  In the event of a termination of Employee’s employment hereunder pursuant to Section 9.6, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Bonuses, and the Severance Pay; provided, however, that if this Agreement is assumed by any successor to all or substantially all of the Company’s assets and business, such payments shall be the joint and several obligation of the Company and such purchaser.  Also, in the event of termination pursuant to this Section 9.6, all outstanding options shall become immediately vested and exercisable.  Except as specifically set forth in this Section 9.6, all Base Salary, Benefits and

Bonuses shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Employee.

(d)                                 Notwithstanding any other provision of this Agreement, if the Employee’s employment terminates for any reason following a Change in Control, then, any accrued and unpaid Option Compensation payable in connection with that termination will be paid in the form of a cash lump sum (in lieu of an actual stock option grant): (i) in the case of Option Compensation payable in respect of a completed fiscal year, on the Customary Payment Date in an amount equal to the product of (A) the number of shares that would have been subject to the stock option that otherwise would have been granted in respect of that Option Compensation, but for the termination, multiplied by (B) the excess, if any, of (I) the Fair Market Value as of the date of the Change in Control over (II) the Fair Market Value as of the first trading day following the Earnings Release Date at the beginning of the fiscal year for which the Option Compensation is being paid; and (ii) in the case of Option Compensation payable in respect of the year of termination, within fifteen (15) days following the date of termination in an amount equal to the product of (A) forty-five thousand (45,000), pro-rated, based on the number of full and partial months of the fiscal year transpired prior to the date of termination, multiplied by (B) the excess, if any, of (I) the Fair Market Value as of the date of the Change in Control over (II) the Fair Market Value as of the first trading day following the Earnings Release Date at the beginning of the fiscal year for which the Option Compensation is being paid (or the first trading day following the Earnings Release Day at the beginning of the prior fiscal year if no Earnings Release Day has yet occurred in the fiscal year of termination).

(e)                                  Parachute Tax Gross-Up.

(i)                                     Subject to Section 9.6(d)(ii) below, if the Total Payments would result in the imposition of a Parachute Excise Tax on Employee, the Company will make an additional payment to Employee in an amount such that, after the payment of all federal and state income, employment and excise taxes on both the Total Payments and the additional payment made pursuant to this Section 9.6(d)(i), Employee will be in the same after-tax position as if no Parachute Excise Tax had been imposed.

(ii)                                  Notwithstanding any other provision of this Agreement, no additional payment will be made to Employee pursuant to Section 9.6(d)(i) and the Total Payments will instead be reduced or limited to the Capped Amount, if:

(A)                             Employee resigns her employment pursuant to Section 9.6(a) above during the six month period following a Change in Control and there is not otherwise Good Reason for that resignation; or

(B)                               the additional payment described above in Section 9.6(d)(i) would not cause the Total After-Tax Payments to exceed the Capped Amount (after reduction for all applicable taxes) by more than 20%.

(iii)                               The determination of whether and to what extent reductions or payments under this Section 9.6(d) are required will be made in good faith by the Company’s Board of Directors, after consultation with the Company’s independent auditor.  In the event of any underpayment or overpayment to Employee (determined after the application of this Section 9.6(d)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate specified in Section 7872(f)(2) of the Code.

(iv)                              For purposes of this Agreement:

(A)                             “Capped Amount” means the largest amount payable to Employee without causing the application of a Parachute Excise Tax.

(B)                               “Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(C)                               “Parachute Excise Tax” means the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code or any successor provision.

(D)                              “Total After-Tax Payments” means the total value of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Parachute Excise Tax).

(E)                                “Total Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(2)(A)(ii)) made to or for the benefit of Employee, whether made under this Agreement or otherwise.

9.7.                              Termination for Disability.

(a)                                  If Employee is unable, after any reasonable accommodation required by law, to perform Employee’s duties and responsibilities hereunder by reason of illness injury or incapacity for more than six (6) consecutive months, during which time the Company shall continue to compensate Employee hereunder (with such compensation to be reduced by the amount of any disability payment or similar payment received by Employee for this time period under any plan sponsored by the Company or through workers’ compensation), Employee’s employment hereunder may be terminated by Company.

(b)                                 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.7(a), Employee will be entitled to receive all accrued and unpaid (as of the date of such termination) Base Salary, Benefits and Bonuses.  In addition, all outstanding options shall become immediately vested and exercisable.  Finally, for a period of thirty (30) months following the date of such termination:

(i)                                     the Company will make monthly supplemental disability payments to Employee, each equal to one-sixth (1/6) of the Employee’s Base Salary as of the date of termination;

(ii)                                  the Company will: (A) waive the applicable healthcare premium otherwise payable for COBRA continuation coverage for the Employee (and, to the extent covered immediately prior to the date of the Employee’s termination, her spouse and dependents), plus (B) once COBRA continuation coverage expires (unless such expiration is due to eligibility for other group health insurance or Medicare), reimburse Employee, on an after-tax basis, for premiums paid for health insurance coverage providing benefits substantially similar to those then provided to active employees of the Company; and

(iii)                               the Company will continue to provide the Benefits described in items 1, 3, 6, 7, and 8 of Schedule A, attached hereto.

(c)                                  Amounts payable under Section 9.7(a) or (b) will be reduced by any disability or life insurance benefits payable with respect to the same period under any Company funded disability or death benefit plan, policy or arrangement or under the Social Security Act.  To the extent any insurance benefit described in the preceding sentence is exempt from federal income tax, then for purposes of this reduction, the amount of that insurance benefit will be deemed to be 150% of the amount actually received by Employee.  Amounts payable under Section 9.7(b) will be reduced by all amounts earned by Employee for the performance of personal services during the thirty (30) month period therein described.

(d)                                 If there occurs a Change in Control during the thirty (30) month period described above in Section 9.7(b), then within fifteen (15) days following the closing of that Change in Control, the Company will make a lump sum cash payment to Employee equal to the estimated fair value of an option to purchase 180,000 shares of Common Stock, determined by the Company’s independent auditor as of the date of the Change in Control using the Black-Scholes model and the following assumptions: (i) option exercise price equal to the Fair Market Value on the date of the Change in Control, (ii) remaining option duration equal to eight years, (iii) risk-free rate of return equal to the yield to maturity as of the date of the Change in Control of non-callable ten year U.S. Treasury Notes with a remaining term of eight years, (iv) volatility equal to the standard deviation of the daily change in the Fair Market Value for the eight year period immediately preceding the date of the Change in Control, and (v) a dividend yield equal to the sum of the dividends per share paid on Common Stock in the twelve month period immediately preceding the date of Change in Control, divided by the Fair Market Value as of the date of the Change in Control.

(e)                                  For purposes of this Section 9.7, except as hereinafter provided, the determination as to whether Employee is disabled shall be made by a licensed physician selected by Employee and shall be based upon a full physical examination and good faith opinion by such physician.  In the event that the Board of Directors disagrees with such physician’s conclusion, the Board of Directors may require that Employee submit to a full physical examination by another licensed physician selected by Employee and approved by the Company.  If the two opinions shall be inconsistent, a third opinion shall be obtained after full physical examination by a third licensed physician selected by Employee and approved by the Company.  The majority of the three opinions shall be conclusive.

(f)                                    Except as specifically set forth in this Section 9.7, the Company shall have no liability or obligation to Employee for compensation or benefits by reason of termination pursuant to this Section 9.7.

10.                                 Outplacement Service.  In the event the Employee’s employment hereunder is terminated pursuant to Sections 9.3, 9.4 or 9.6, the Company shall, (a) pay for full outplacement services for Employee, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in such services, and (b) provide to Employee, for a reasonable period of time following termination of employment, office space and secretarial support to assist Employee in searching for and obtaining a new position, the location of such office space to be reasonably determined by Employee.

11.                                 Other Agreements.

11.1.                        Company agrees that the Company may not relocate its principal executive offices to a location outside of 15 miles of the current corporate headquarters in Philadelphia, Pennsylvania without the consent of Employee.

11.2.                        In the event of Termination of Employee’s employment hereunder pursuant to Sections 9.3, 9.4 or 9.6, at Employee’s election given by written notice to the Company within 30 days of such Termination (provided such period shall be extended at the election of Employee to terminate one day after the Employee could effect the transaction without incurring liability under section 16(b) of the Securities Exchange Act of 1934), the Company shall be obligated to repurchase all vested options of the Company owned by Employee at a price equal to the closing price of the Common Stock on the date of such request less the exercise price of such options (the “Aggregate Repurchase Price”).  Upon such election, the Company will pay in immediately available funds, the Aggregate Repurchase Price to Employee and Employee will relinquish all such options to the Company.

11.3.                        In the event that Employee’s employment hereunder is terminated pursuant to Sections 9.3, 9.4, 9.6 or 9.7, Employee shall be entitled to one opportunity to request the Company to register all of the Common Stock then owned by the Employee which is not covered by an effective Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Unregistered Common Stock”), pursuant to the terms of the Registration Rights and Right of Co-Sale Agreement dated May, 1992 between certain stockholders of the Company (including the Employee) and the Company (the “Registration Agreement”).  In the event of such employment termination, Employee shall also have the unlimited right to have her Unregistered Common Stock registered in any registration by the Company of its Common Stock under the Securities Act of 1933, as amended (other than pursuant to registrations on Form S-4 and Form S-8).

12.                                 Survival of Provisions.  The provisions of this Agreement set forth in Sections 7, 8, 11, 14 and 21 hereof shall survive the termination of Employee’s employment hereunder.

13.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to Employee’s rights to termination as provided in Section 9.6 hereof.

14.                                 Contractual Indemnification, Advancement of Expenses.  In addition to, and without derogation of, any right of indemnification, defense or being held harmless to which Employee may be entitled pursuant to law or otherwise, including, without limitation, such rights as she is, from time to time, entitled to as a current or former director, officer and employee of the Company pursuant to the Articles of Incorporation of the Company, the Company agrees as follows:

Company shall indemnify and defend Employee and hold Employee harmless to the maximum extent permitted by law against claims, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with defense of, or as a result of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (any of the foregoing, an “Action”) (or any appeal from any Action) in which Employee is made or is threatened to be made a party by reason of the fact that Employee is or was a director, officer or employee of Company, regardless of whether such Action is one brought by or in the right of Company, to procure a judgment in Company’s favor, or other than by or in the right of Company.

Expenses (including attorneys’ fees) incurred by Employee in defending an Action shall be paid by Company in advance of the final disposition of such Action to the maximum extent permitted by law promptly following receipt by Company of evidence of Employee’s incurring any such expenses.

In the event that in any Action, Employee concludes that based on the opinion of counsel selected by her there exists in such Action an actual or potential conflict between the interests or position of Company or any other party to the Action which Company has undertaken to defend, Employee shall be entitled, at Company’s expense, to engage separate counsel of her own selection reasonably acceptable to Company to represent her in such Action.

To the extent Company shall maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Company against any liability asserted against her and incurred by her in any such capacity, or arising out of her status as such, whether or not Company would have the power to indemnify her against such liability, Company shall include Employee as a named insured under such insurance with respect to any period as to which Employee was a director, officer or employee of Company.

Employee agrees not to settle any Action against her without the consent of Company, which consent may not be unreasonably withheld.

The indemnification and advancement of expenses provided by this Section shall continue to Employee after the termination of this Agreement and shall inure to the benefit of Employee’s heirs, executors and administrators and shall be paid unless and until Employee’s conduct which gave rise to the action shall have been adjudicated by a court to have been willful and in bad faith.

15.                                 Employee Benefits.  This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans or benefits which may now be in effect or which may hereafter be adopted.

16.                                 Notice.  Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee:

Rebecca C. Matthias
6238 Ross Road
Honeybrook, PA 19344

If to Company:

Mothers Work, Inc.
456 North Fifth Street
Philadelphia, PA 19123

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17.                                 Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof (except for specific cross-references to previously executed Agreements), and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company (including, without limitation, the Existing Employment Agreement).  This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

18.                                 Waiver.  The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19.                                 Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

20.                                 Invalidity.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

21.                                 Specific Enforcement; Extension of Period.

21.1.                        Employee acknowledges that the restrictions contained in Sections 7 and 8 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions.  Employee also acknowledges that any breach by her of Sections 7 or 8 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy.  The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists.  In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7 and 8 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.  If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.  In the event that the provisions of Sections 7 or 8 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

21.2.                        In the event that Employee shall be in breach of any of the restrictions contained in Section 8 hereof, then the Restricted Period shall be extended for a period of time equal to the period of time that Employee is in breach of such restriction.

21.3.                        The parties agree that in any action brought under the Section 21, venue will, be in the federal or state courts situate in the Eastern District of Pennsylvania and the parties shall be subject to the personal jurisdiction of such courts.

22.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

23.                                 Compliance with Section 409A of the Code.  Notwithstanding any other provision of this Agreement, no payment will be made hereunder earlier than the date consistent with Section 409A of the Code or related guidance.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

ATTEST:		MOTHERS WORK, INC.

By:	/s/ Dan W. Matthias	By:	/s/ Edward M. Krell
			Title:	Executive Vice President – Chief Financial Officer

/s/ Rebecca C. Matthias
REBECCA C. MATTHIAS

SCHEDULE A

EMPLOYEE BENEFITS OF REBECCA C. MATTHIAS

1.                                       Automobile and insurance coverage for the use of that automobile, in each case commensurate with that presently provided.

2.                                       Vacation:  5 Weeks

3.                                       Life Insurance:  One million dollar ($1,000,000) death benefit.

4.                                       Health and Life Insurance:  Such other benefits as are received by similarly situated executives in comparable companies, all as approved by the Company’s Board of Directors, to include umbrella medical insurance in excess of applicable lifetime maximums under the Company’s health insurance program for Employee, and an annual physical, gym or wellness program up to $5,000.

5.                                       Home Office Support:  To include computer, fax, other equipment, plus telephone lines to support equipment, plus two voice phone lines. (This does not include any rent, or other cash compensation.)

6.                                       Sample Sewer:  For personal fitting of clothes.

7.                                       Personal Tax Services:  The Company will pay on Employee’s behalf, or reimburse Employee for, the reasonable costs of tax accounting and tax return preparation services rendered by Employee’s chosen provider following delivery of proper documentation of those costs.

8.                                       Business Publications and Subscriptions:  Such as The Wall Street Journal and Womens Wear Daily.

9.                                       Other:  Such other benefits as: (i) are provided to other executives of the Company (excluding, however, those specific benefits covered herein), and, in addition to the foregoing, (ii) those determined by the Company’s Board of Directors.

A-1